Exhibit 21

List of Subsidiaries of Diginex Limited

Name of Subsidiary	Jurisdiction	Percent Ownership

Diginex Solutions (HK) Limited	Hong Kong	100%

List of Subsidiaries of Diginex Solutions (HK) Limited

Name of Subisidary	Jurisdiction	Percent Ownership

Diginex Services Limited	United Kingdom	100%
Diginex USA LLC	Delaware	100%